Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE REPORTS RESULTS FOR SECOND QUARTER 2017

ELYRIA, Ohio - (August 7, 2017) - Invacare Corporation (NYSE: IVC) today reported results for the quarter ended June 30, 2017. All comparisons are with respect to the same period last year, unless otherwise stated.

Release Highlights

•
Reported net sales decreased 15.1% to $233.5 million. Excluding the divested Garden City Medical, Inc. (GCM), constant currency net sales(a) decreased 9.3%. Constant currency sequential net sales(b) decreased 0.1% compared to first quarter 2017.

•	Gross margin as a percentage of net sales increased 100 basis points to 27.8%.

•	Operating loss increased by $9.9 million to $15.7 million.

•	GAAP loss per share was $0.72; adjusted net loss per share(c) was $0.63, which included $0.15 per share of restructuring charges.

•	Free cash flow(d) usage was $22.4 million, which was $10.9 million lower than the first quarter 2017.

•	Consent decree milestone: Successfully satisfied FDA requirements to resume full operations at Corporate and Taylor Street manufacturing facilities in Elyria, Ohio.

•	Phase Two progress on strategic transformation: Restructuring activities since May 2017 expected to yield an incremental $8.3 million in annualized cost savings.

During the second quarter, reported net sales decreased 15.1% to $233.5 million, or 9.3% on a constant currency basis, which excludes the impact of the third quarter 2016 divestiture of GCM. Constant currency sequential net sales decreased 0.1% compared to the first quarter 2017 driven by declines in the North America/Home Medical Equipment (NA/HME) and Institutional Products Group (IPG) segments. Gross margin as a percentage of net sales improved by 100 basis points to 27.8% as a result of lower warranty costs and the strategic mix shift toward clinically complex products. Operating loss increased by $9.9 million, primarily driven by lower net sales and increased restructuring costs largely related to the closure of the company's Suzhou, China manufacturing facility announced in June 2017. Operating loss and EBITDA(e) were impacted by $5.0 million in restructuring charges. Adjusted net loss per share increased by $0.30 to $0.63, which included $0.15 of restructuring charges. Free cash flow usage of $22.4 million was $10.9 million lower than the first quarter of 2017.

Key Indicators of the Transformation(1)

(in millions USD)	Phase Two Indicators(1)	Q2 17	Q2 16	$ Change	% Change
Net Sales	ò	$233.5	$275.0	$(41.5)	(15.1)%
Constant Currency Net Sales, excluding GCM	ò	$241.3	$266.0	$(24.7)	(9.3)%
Gross Margin % of Net Sales	ñ	27.8%	26.8%		100 bps
Gross Profit	ò	$65.0	$73.6	$(8.6)	(11.7)%
Constant Currency SG&A, excluding GCM	ñ	$77.3	$77.6	$(0.3)	(0.4)%
Free Cash Flow	ò	$(22.4)	$(17.4)	$(5.0)	(28.5)%
EBITDA		$(12.0)	$(2.2)	$(9.8)	(444.0)%
(1)As previously disclosed, the key indicators of the transformation noted in this table are measures of progress used by the company as it moves through its three-phase transformation from a generalist durable medical equipment company toward one more focused on clinically complex products and solutions.

CEO Summary
"As indicated previously, we expected net sales to continue to decline through the first half of 2017 before stabilizing sequentially later in the year. In the second quarter, net sales from the North America businesses were lower than expected largely due to intentional net sales declines from the transformation and weaker sales in other areas. The consolidated operating loss increased as a result of the sales decline and due to restructuring charges during the quarter," said Matthew E. Monaghan, chairman, president and chief executive officer. "In the second half of 2017, constant currency net sales should start to stabilize sequentially, as we grow our clinically complex portfolio, especially in mobility and seating products. With growth in new products and the lifting of sales restrictions from the consent decree, we are increasingly confident this will occur. In North America, where the transformation is most significant, the rehab and post-acute care sales teams continue to build relationships in the field. Our rehab products are getting customer approvals. We have launched new products and services in both rehab and post-acute categories. Importantly, we are launching the new Invacare® TDX® SP2 power wheelchair with LiNX® technology this month, which is the first new Invacare-branded power wheelchair offering in North America since 2010."
"Further, we are making progress on Phase Two of our strategic transformation. Since May, we have taken actions expected to yield $8.3 million in annualized cost savings, which is in addition to the previously announced $9.2 million of annualized cost savings attributable to restructuring actions taken since October 2016. These actions will help us optimize our infrastructure and reduce costs. In June, we raised $120.0 million in gross proceeds from our convertible notes offering to further fund, among other things, transformation activities, including ongoing restructuring costs and the increase in working capital related to the expected sales increases from the Taylor Street power wheelchair manufacturing facility. The scope of our commercial change is significant. We are pleased with the progress of our quality culture, new product pipeline and infrastructure realignment, and we look forward to the results of our commercial investments."

Q217 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	Q2 17	Q2 16	Reported % Change	Constant Currency % Change	Q2 17	Q2 16	% Change
Europe	$128.5	$135.7	(5.3)%	0.2%	$7.1	$6.9	1.8%
NA/HME	77.7	110.7	(29.8)	(29.5)	(12.4)	(6.6)	(86.4)
NA/HME, excluding GCM	77.7	101.6	(23.6)	(23.2)	(12.4)	(7.4)	(67.5)
IPG	15.3	16.1	(4.9)	(4.8)	1.5	1.5	(3.9)
Asia/Pacific	12.0	12.5	(3.7)	(4.3)	(0.1)	(0.3)	65.0
Europe - Constant currency net sales growth was driven by increases in mobility and seating products, partially offset by declines in lifestyle and respiratory products. Operating income increased principally due to reduced warranty expense partially offset by unfavorable foreign exchange and increased employment costs.

North America/Home Medical Equipment (NA/HME) - Constant currency net sales decreased in all categories, though mostly in lifestyle and respiratory products. Mobility and seating sales were a lesser part of the net sales decline. Net sales of newer mobility and seating products grew during the quarter, including the Alber® Twion® power assist device, Invacare® MyON® HC manual wheelchair, and the Rovi® power wheelchair from Motion Concepts. Operating loss increased primarily related to net sales declines and unfavorable manufacturing costs partially offset by favorable sales mix and reduced employment, warranty and freight expense.

Institutional Products Group (IPG) - Net sales increased in interior design projects and beds, but were more than offset by net sales declines in other product categories. With the support of IPG's Outcomes by Design™ program, the new post-acute commercial team continued to build its new customer base. The company expects this new sales approach within capital selling cycles to take time to yield growth. Operating income was largely unchanged as reduced SG&A expense was principally offset by reduced net sales.

Asia/Pacific - Constant currency net sales decline was driven by decreases in the Australia business partially offset by net sales increases in the New Zealand distribution business, as well as the company's subsidiary that produces microprocessor controls. Operating loss decreased primarily related to reduced employment costs, favorable foreign currency impact, and favorable sales mix partially offset by net sales declines.

Additional Highlights

•	Convertible debt transaction in June 2017 generated $120.0 million of gross proceeds to, among other things, further fund the transformation.

•
Invacare® TDX® SP2 power wheelchair with LiNX® technology launched in Europe in July 2017; received 510(k) clearance from FDA in the United States in July 2017 ahead of its expected August 2017 North America launch.

Outlook
The company is focused on transforming its business, especially in North America. In the second half of 2017, the company should start to stabilize sales sequentially in its North America businesses through new product and service offerings, and increased productivity from its new commercial salesforce. The launch of the new Invacare TDX SP2 power wheelchair and the ability to sell power and manual wheelchairs from the Taylor Street manufacturing facility without the previous restrictions from the consent decree are unlikely to have a material impact on the business in 2017 due to the time it takes to earn that business combined with the industry's extended quote-to-order process. The quote-to-order process can delay the successful conversion of sales quotes to shipments for 60 to 90 days. The company's priorities remain: emphasizing a culture of quality excellence and achieving its long-term earnings potential.

Conference Call and Webcast
As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2017 financial results on Tuesday, August 8, 2017 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-516-2447, or for international callers 719-457-2087, and enter Conference ID 8679128. A simultaneous webcast of the call will be accessible at https://calltower.adobeconnect.com/invacare2q2017/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international) and entering the Conference ID Code 8679128 through August 15, 2017. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•	Morgan Stanley Healthcare Conference - September 13, 2017 (New York City)

•	CL King Conference - September 14, 2017 (New York City)

About Invacare Corporation
Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net sales	$233,517	$275,037	$465,240	$532,589
Cost of products sold	168,495	201,442	335,073	391,134
Gross Profit	65,022	73,595	130,167	141,455
Selling, general and administrative expenses	75,721	78,722	148,234	151,556
Charges related to restructuring activities	4,987	689	8,270	791
Operating Loss	(15,686)	(5,816)	(26,337)	(10,892)
Net loss (gain) on convertible debt derivatives	1,051	(486)	150	(1,090)
Interest expense - net	4,596	4,300	9,026	6,619
Loss before Income Taxes	(21,333)	(9,630)	(35,513)	(16,421)
Income tax provision	2,175	1,950	4,775	3,775
Net Loss	(23,508)	(11,580)	(40,288)	(20,196)

Net Loss per Share—Basic	$(0.72)	$(0.36)	$(1.23)	$(0.63)

Weighted Average Shares Outstanding—Basic	32,833	32,176	32,654	32,274

Net Loss per Share—Assuming Dilution *	$(0.72)	$(0.36)	$(1.23)	$(0.63)

Weighted Average Shares Outstanding—Assuming Dilution	33,193	32,530	32,947	32,572
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss per share - assuming dilution*	$(0.72)	$(0.36)	$(1.23)	$(0.63)
Weighted average shares outstanding- assuming dilution	32,833	32,176	32,654	32,274
Net loss	(23,508)	(11,580)	(40,288)	(20,196)
Income tax provision	2,175	1,950	4,775	3,775
Loss before Income Taxes	(21,333)	(9,630)	(35,513)	(16,421)
Amortization of discount on convertible debt	1,702	1,557	3,451	2,221
Net loss (gain) on convertible debt derivatives	1,051	(486)	150	(1,090)
Adjusted Loss before Income Taxes	(18,580)	(8,559)	(31,912)	(15,290)
Adjusted Income Taxes	2,175	1,900	4,255	3,500
Adjusted Net Loss(f)	$(20,755)	$(10,459)	$(36,167)	$(18,790)

Weighted Average Shares Outstanding - Assuming Dilution	32,833	32,176	32,654	32,274
Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.63)	$(0.33)	$(1.11)	$(0.58)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of the release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

(In thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Loss	$(23,508)	$(11,580)	$(40,288)	$(20,196)
Income tax provision	2,175	1,950	4,775	3,775
Interest expense - net	4,596	4,300	9,026	6,619
Net loss (gain) on convertible debt derivatives	1,051	(486)	150	(1,090)
Operating Loss	(15,686)	(5,816)	(26,337)	(10,892)
Depreciation and amortization	3,719	3,616	7,312	7,269
EBITDA(e)	$(11,967)	$(2,200)	$(19,025)	$(3,623)

"EBITDA" is a non-GAAP financial measure, which is defined at the end of the release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $29,659,000 and $60,057,000 for the three and six months ended June 30, 2017, respectively compared to $35,459,000 and $71,303,000 for the three and six months ended June 30, 2016, respectively.

As of the third quarter of 2016, the company redefined the measure by which it evaluates segment income or loss. Segment performance is measured and resources are allocated based on a number of factors, with the primary profit or loss measure being operating income (loss). Segment operating income (loss) represents net sales less cost of products sold less selling, general and administrative expenses. Segment operating income (loss) excludes unallocated corporate general and administrative expenses not allocated to the segments and intersegment sales and profit eliminations, which are included in All Other. In addition, segment operating income (loss) further excludes charges related to restructuring activities, asset write-downs and gains or losses on the sales of businesses (as applicable). The previous performance measure was earnings before income taxes. With the issuance of convertible debt during 2016, this performance measure has not been utilized by the Chief Operating Decision Maker (CODM) as the interest expense incurred by the company is related to the company’s financing decision to issue convertible debt as compared to the operating decisions resulting from allocation of resources and segment operating income performance.

As noted, this performance measure, operating income (loss), is used by the CODM for purposes of making decisions about allocating resources to a segment and assessing its performance. In addition, this metric is reviewed by the company’s Board of Directors regarding segment performance and is a key metric in the performance management assessment of the company's employees. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30,			June 30,
	2017	2016	Change	2017	2016	Change
Revenues from external customers
Europe (1)	$128,485	$135,735	$(7,250)	$247,993	$257,766	$(9,773)
NA/HME (1)	77,689	110,700	(33,011)	161,951	218,372	(56,421)
IPG	15,320	16,115	(795)	31,693	34,359	(2,666)
Asia/Pacific	12,023	12,487	(464)	23,603	22,092	1,511
Consolidated	$233,517	$275,037	$(41,520)	$465,240	$532,589	$(67,349)

Operating income (loss)
Europe (1)	$7,077	$6,949	$128	$12,177	$12,912	$(735)
NA/HME (1)	(12,395)	(6,649)	(5,746)	(21,821)	(13,058)	(8,763)
IPG	1,472	1,532	(60)	3,370	2,956	414
Asia/Pacific	(118)	(337)	219	(548)	(1,040)	492
All Other	(6,735)	(6,622)	(113)	(11,245)	(11,871)	626
Charge related to restructuring activities	(4,987)	(689)	(4,298)	(8,270)	(791)	(7,479)
Consolidated operating loss	(15,686)	(5,816)	(9,870)	(26,337)	(10,892)	(15,445)
Net loss (gain) on convertible derivatives	(1,051)	486	(1,537)	(150)	1,090	(1,240)
Net Interest expense	(4,596)	(4,300)	(296)	(9,026)	(6,619)	(2,407)
Loss before income taxes	$(21,333)	$(9,630)	$(11,703)	$(35,513)	$(16,421)	$(19,092)

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

(1) During the first quarter of 2017, a subsidiary, formerly included in the Europe segment, was transferred to the NA/HME segment as the subsidiary is managed by the NA/HME segment manager effective January 1, 2017. This restatement increased revenues from external customers by $1,137,000 and $2,438,000 and operating loss by $43,000 and $150,000 for the three and six months ended June 30, 2017, respectively, for NA/HME with an offsetting impact on Europe.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) as well as net sales further adjusted to exclude the impact of the sale of the GCM on September 30, 2016 which was not deemed a discontinued operation for financial reporting purposes. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2017 compared to June 30, 2016:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(5.3)%	(5.5)%	0.2%
NA/HME	(29.8)	(0.3)	(29.5)
IPG	(4.9)	(0.1)	(4.8)
Asia/Pacific	(3.7)	0.6	(4.3)
Consolidated	(15.1)	(2.8)	(12.3)

	Reported	Impact of GCM	Reported excluding GCM
NA/HME	(29.8)%	(6.2)%	(23.6)%
Consolidated	(15.1)	(2.9)	(12.2)

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
NA/HME	(29.5)%	(6.3)%	(23.2)%
Consolidated	(12.3)	(3.0)	(9.3)

Six months ended June 30, 2017 compared to June 30, 2016:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(3.8)%	(5.4)%	1.6%
NA/HME	(25.8)	—	(25.8)
IPG	(7.8)	(0.1)	(7.7)
Asia/Pacific	6.8	2.3	4.5
Consolidated	(12.6)	(2.5)	(10.1)

	Reported	Impact of GCM	Reported excluding GCM
NA/HME	(25.8)%	(6.7)%	(19.1)%
Consolidated	(12.6)	(3.0)	(9.6)

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
NA/HME	(25.8)%	(6.8)%	(19.0)%
Consolidated	(10.1)	(3.2)	(6.9)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following table provides net sales for the three months ended June 30, 2017 compared to net sales for the three months ended March 31, 2017 with both periods translated at the foreign exchange rates for the three months ended March 31, 2017 (constant currency sequential net sales(b)) as well as reported net sales for both periods, respectively.

	Q2 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q2 17 at Q1 17 Foreign Exchange Rates	Q1 17 at Reported Foreign Exchange Rates	Sequential Growth
Europe	$128,485	$(2,259)	$126,226	$119,508	5.6%
NA/HME	77,689	102	77,791	84,263	(7.7)
IPG	15,320	15	15,335	16,373	(6.3)
Asia Pacific	12,023	91	12,114	11,579	4.6
Consolidated	$233,517	$(2,051)	$231,466	$231,723	(0.1)%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2017	December 31, 2016
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$160,082	$124,234
Trade receivables, net	124,632	116,307
Installment receivables, net	1,573	1,368
Inventories, net	153,418	135,644
Other current assets	31,310	31,519
Total Current Assets	471,015	409,072
Other Assets	60,279	29,687
Intangibles	29,771	29,023
Property and Equipment, net	76,607	75,359
Goodwill	380,560	360,602
Total Assets	$1,018,232	$903,743
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$88,227	$88,236
Accrued expenses	110,509	110,095
Current taxes payable	6,686	7,269
Short-term debt and current maturities of long-term obligations	2,159	15,261
Total Current Liabilities	207,581	220,861
Long-Term Debt	235,742	146,088
Other Long-Term Obligations	149,288	114,407
Shareholders’ Equity	425,621	422,387
Total Liabilities and Shareholders’ Equity	$1,018,232	$903,743

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30,		June 30,
	2017	2016	2017	2016
Net cash used by operating activities	$(20,138)	$(15,126)	$(50,468)	$(53,831)
Plus:
Sales of property and equipment	180	16	190	20
Less:
Purchases of property and equipment	(2,470)	(2,339)	(5,504)	(3,803)
Free Cash Flow(d)	$(22,428)	$(17,449)	$(55,782)	$(57,614)

Definitions of Non-GAAP Financial Measures
(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2017 and June 30, 2016. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which the current period's net sales are compared to the most recent prior period's net sales with both periods translated at the most recent prior period's exchange rates. A table accompanying this release compares net sales for the three months ended June 30, 2017 and March 31, 2017 with both periods translated at the foreign exchange rates for the three months ended March 31, 2017. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(e) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gains or losses on sales of businesses, and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.

(f) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($1.7 million and $3.5 million pre-tax for the three and six months ended June 30, 2017, respectively, compared to $1.6 million and $2.2 million pre-tax for the three and six months ended June 30, 2016) and net losses on convertible debt derivatives ($1.1 million and $0.2 million for the three and six months ended June 30, 2017 compared to net gains of $0.5 million and $1.1 million for the three and six months ended June 30, 2016). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.